Exhibit 107

Calculation of Filing Fee Table

Form S-8

AcelRx Pharmaceuticals, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, 2020 Equity Incentive Plan	Other	1,500,000	$0.48(2)	$720,000(2)	0.00014760	$106.28
Total Offering Amounts					$720,000		$106.28
Total Fee Offsets							—
Net Fee Due							$106.28

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the AcelRx Pharmaceuticals, Inc. Amended and Restated 2020 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of AcelRx Pharmaceuticals, Inc.’s (the “Registrant”) common stock, as applicable.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on November 15, 2023, rounded up to the nearest cent, which date is within five business days prior to the filing of this Registration Statement.